Exhibit 99.1
Clinical Data Presented on Pilot Pharmacokinetic Study of
Oral Azacitidine
Bioavailability Data from First Oral Demethylating Agent in Clinical Trials
Presented at the American Society of Clinical Oncology 43rd Annual Meeting
      CHICAGO, Ill., June 2, 2007 – Pharmion Corporation (NASDAQ: PHRM) today reported data from a pilot study that demonstrated the bioavailability of the Company’s oral dosage formulation of Azacitidine. These data were presented at the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago. (June 1-5, 2007). Pharmion’s epigenetic anti-cancer products, which include Vidaza® (azacitidine for injection), MCGD0103 and oral Azacitidine, are being investigated in the treatment of hematologic malignancies and solid tumors and are the subject of poster and oral presentations at the Meeting.
An oral dosage formulation of Azacitidine would provide a more desirable and convenient route of administration for patients and clinical staff and eliminate injection-site reactions. In addition, it would enable the evaluation of a low-dose regimen that could maximize demethylation and gene re-expression, as well as the evaluation of long-term or maintenance therapy.
The study was designed to assess the safety, tolerability, and pharmacokinetics of escalating single doses of orally administered Azacitidine in patients with Myelodysplastic Syndromes (MDS), acute myeloid leukemia (AML) or other solid tumors. A total of four patients were enrolled and received study drug. One patient received a 60 mg dose and three patients received a single 80 mg dose. In each case, Azacitidine was well-tolerated and quantifiable in plasma. Following an 80mg dose the bioavailability of the oral formulation of Azacitidine was 18 percent relative to subcutaneous (SC) administered Vidaza. Having established that acceptable plasma concentrations of azacitidine can be achieved with single oral dosing, this pilot study has concluded. A multi-dose escalating study of oral azacitidine is now underway.
“Oral azacitidine represents an extremely exciting opportunity,” said Dr. Guillermo Garcia-Manero, Associate Professor of Medicine and Chief, Section of Myelodysplastic Syndromes, Department of Leukemia, M.D. Anderson Cancer Center. “The potential for a chronic oral demethylating agent will not only apply to MDS but to many other tumor types as well. This is a very important step forward for epigenetic therapies.”
Data Presented Saturday, June 2
Phase I/II study of a novel oral isotype-selective histone deacetylase (HDAC) inhibitor MGCD0103 in combination with azacitidine in patients (pts) with high- risk Myelodysplastic Syndrome (MDS) or Acute Myelogenous Leukemia (AML) –

G. Garcia-Manero, MD, MD Anderson Cancer Center; Abstract #7062; June 2, 2007; 8:00-12:00 pm; McCormick Convention Center, S Hall A2
The combination of 5-azacytidine and valproic acid is safe and active in advanced solid tumors – A.O. Soriano, MD Anderson Cancer Center; Abstract #3547; June 2, 2007; 2:00-6:00pm; McCormick Place Convention Center, S102a
Contact details
Breanna Burkart or Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
Tel: +1 720 564 9144 or +1 720 564 9143
Tara May
On-site media contact
Tel: +1 303 646 7832
About Vidaza
Vidaza was the first drug approved for the treatment of all five subtypes of myelodysplastic syndromes (MDS), including refractory anemia (RA), refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia(CMMoL).
Vidaza is believed to exert its antineoplastic effects by causing hypomethylation of DNA and direct cytotoxicity on abnormal hematopoietic cells in the bone marrow. The concentration of azacitidine required for maximum inhibition of DNA methylation in vitro does not cause major suppression of DNA synthesis. Hypomethylation may restore normal function to genes that are critical for differentiation and proliferation. The cytotoxic effects of azacitidine cause the death of rapidly dividing cells, including cancer cells that are no longer responsive to normal growth control mechanisms. Non-proliferating cells are relatively insensitive to Vidaza.
Important Safety Information
Vidaza is contraindicated in patients with a known hypersensitivity to azacitidine or mannitol and in patients with advanced malignant hepatic tumors. In clinical studies, the most commonly occurring adverse reactions were nausea (70.5%), anemia (69.5%), thrombocytopenia (65.5%), vomiting (54.1%), pyrexia (51.8%), leukopenia (48.2%), diarrhea (36.4%), fatigue (35.9%), injection site erythema (35.0%), constipation (33.6%), neutropenia (32.3%) and ecchymosis (30.5%). Other adverse reactions included dizziness (18.6%), chest pain (16.4%), febrile neutropenia(16.4%), myalgia (15.9%), injection site reaction (13.6%), aggravated fatigue (12.7%) and malaise (10.9%). Because treatment with Vidaza is associated with neutropenia and thrombocytopenia, complete blood counts should be performed as needed to monitor response and toxicity, but at a minimum, prior to each dosing cycle. Because azacitidine is potentially hepatotoxic in patients with severe pre-existing hepatic impairment, caution is needed in patients with liver disease. In addition, azacitidine and its metabolites are substantially excreted by the kidneys and the risk of toxic reactions to this drug may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, it may be useful to monitor renal function. Vidaza may cause fetal harm. While receiving treatment with Vidaza, women of childbearing potential should avoid becoming pregnant, and men should avoid fathering a child. In addition, women treated with Vidaza should not nurse.
About MDS
The highest prevalence of MDS is in patients over 60 years of age. According to the American Cancer Society and the Aplastic Anemia and MDS International Foundation, there are approximately 10,000-30,000 new cases of MDS in the United States each year. Survival ranges from six months to many years for the different subtypes of MDS.
About Epigenetics
DNA methylation and histone deacetylation are two of the more studied epigenetic regulators of gene expression. Epigenetics refers to changes in the regulation of gene expression. Epigenetic changes can silence gene expression and, unlike DNA mutations, may be reversed by targeting the enzymes involved. The silencing of key cell cycle control genes and tumor suppressor genes through these two mechanisms of epigenetic regulation have been demonstrated in vitro and in vivo in hematological malignancies and in solid tumors. Vidaza has been shown to reverse the effects of DNA hypermethylation with subsequent gene re-expression and likewise MGCD0103 has been shown, in vivo, to reverse the effects of inappropriate deacetylation resulting in gene expression reactivation. The epigenetic approach to cancer therapy is that rather than using molecules that kill both normal and tumor cells, the silenced genes are reactivated through targeted epigenetic therapy, re-establishing the cancer cell’s natural mechanisms to control abnormal growth.
About Pharmion
Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements, including summary statements relating to interim or preliminary results of clinical trials involving oral azacitidine. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the final results to differ significantly from the results summarized by such statements. Some of the clinical trials described in this release are being conducted by independent investigators and Pharmion does not control and cannot predict the final results of those trials. Top line or preliminary results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of oral azacitidine may be discovered upon further analysis of clinical trial data and upon review and analysis of data from other clinical trials. Additional risks and uncertainties relating to Pharmion and its business can be found in the “Risk Factors” section of Pharmion’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in Pharmion’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Pharmion also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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